                            STOCK PURCHASE AGREEMENT

                                     AMONG:

                                  VERITY, INC.,

                             A DELAWARE CORPORATION;

                                64K INCORPORATED,

                            A CALIFORNIA CORPORATION;

                                       AND

                    CERTAIN SHAREHOLDERS OF 64K INCORPORATED
















                            DATED AS OF MAY 31, 1997




                                       2.

                                TABLE OF CONTENTS

                                                                                    Page
1.  SALE AND PURCHASE OF SHARES....................................................  1
    1.1      Sale and Purchase of Shares...........................................  1
    1.2      Purchase Price........................................................  1
    1.3      Closing...............................................................  2
    1.4      Termination of the Software Development and License
             Agreement.............................................................  2

2.  REPRESENTATIONS AND WARRANTIES BY COMPANY......................................  2
    2.1      Organization, Powers, Qualification and Authority.....................  2
    2.2      Subsidiaries; Interests in Other Companies............................  3
    2.3      Capitalization........................................................  3
    2.4      Financial Statements..................................................  3
    2.5      Schedules of Properties, Contracts and Other Data.....................  3
    2.6      Taxes.................................................................  5
    2.7      Title to Assets.......................................................  5
    2.8      Legal Proceedings, etc................................................  5
    2.9      Brokers and Finders...................................................  5
    2.10     Compliance with Laws, etc.............................................  5
    2.11     Patents, Trademarks, Licenses, Et Cetera..............................  6
    2.12     Condition of Properties...............................................  7
    2.13     Absence of Undisclosed Liabilities....................................  7
    2.14     Absence of Changes....................................................  7
    2.15     Other Negotiations....................................................  8
    2.16     Proprietary Information and Employee Inventions Agreements............  8
    2.17     Restricted Stock Purchase and Option Agreements.......................  8
    2.18     Compliance with Immigration Reform and Control Act of 1986
             ("IRCA")..............................................................  8
    2.19     Accuracy of Representations and Warranties............................  8

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
    SHAREHOLDERS...................................................................  9
    3.1      Ownership of Company Shares...........................................  9
    3.2      Full Capacity; Binding Agreement......................................  9
    3.3      Brokers and Finders...................................................  9
    3.4      Legal Representation..................................................  9
    3.5      Accuracy of Representations and Warranties............................  9
    3.6      Compliance with Immigration Reform and Control Act of 1986
             ("IRCA").............................................................. 10

4.  REPRESENTATIONS AND WARRANTIES OF VERITY....................................... 10
    4.1      Organization, Powers and Authority.................................... 10
    4.2      Brokers and Finders................................................... 10
    4.3      Accuracy of Representation and Warranties............................. 10
    4.4      No Violation of Existing Agreements................................... 10



                                       3.

5.       COVENANTS BY COMPANY...................................................... 11
         5.1      Conduct of Business, etc......................................... 11
         5.3      Breach of Representations and Warranties......................... 12
         5.4      Access to Information............................................ 12
         5.5      Consents......................................................... 13
         5.6      News Releases.................................................... 13
         5.7      Commercially Reasonable.......................................... 13

6.       COVENANTS BY VERITY....................................................... 13
         6.1      Breach of Representations and Warranties......................... 13
         6.2      Employment of Company Employees.................................. 13
         6.3      Option Grants.................................................... 13
         6.4      Commercially Reasonable Efforts.................................. 14

7.       CONDITIONS TO OBLIGATIONS OF VERITY....................................... 14
         7.1      Representations and Warranties................................... 14
         7.2      Compliance with Covenants and Conditions......................... 14
         7.3      Consents and Approvals........................................... 14
         7.4      Shareholders' Execution.......................................... 14
         7.5      No Action to Prevent Consummation................................ 14
         7.6      Certificate...................................................... 14
         7.7      No Transfer of Shares............................................ 15
         7.8      Opinion of Counsel............................................... 15
         7.9      Employment of Shareholders....................................... 15
         7.10     Agreements Not To Compete........................................ 15
         7.11     Option Cancellation Agreements................................... 15
         7.12     Amendments to Standard Stock Agreements.......................... 15
         7.13     Receipt of Share Certificates.................................... 15

8.       CONDITIONS TO OBLIGATIONS OF COMPANY AND THE SHAREHOLDERS................. 15
         8.1      Representations and Warranties................................... 15
         8.2      Compliance with Covenants and Conditions......................... 15
         8.3      Consents and Approvals........................................... 15
         8.4      No Action to Prevent Consummation................................ 16
         8.5      Certificate...................................................... 16
         8.6      Shareholders' Execution.......................................... 16
         8.7      Payment of Purchase Price........................................ 16

9.       SURVIVAL AND INDEMNIFICATION; EMPLOYMENT HOLDBACK......................... 16
         9.1      Indemnification by the Shareholders.............................. 16
         9.2      Indemnification by Each Shareholder.............................. 16
         9.3      Limitations on Indemnification................................... 17
         9.4      Exclusivity Of Indemnification Remedies.......................... 18
         9.5      Exercise Of Remedies By Indemnified Parties Other Than Verity.... 18
         9.6      Survival......................................................... 18



                                       4.
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
         9.7      Reliance......................................................... 18
         9.8      Employment Holdback.............................................. 18

10.      TERMINATION............................................................... 20
         10.1     Rights Upon Termination.......................................... 20
         10.2     Fees And Expenses................................................ 20

11.      MISCELLANEOUS............................................................. 21
         11.1     Further Assurances............................................... 21
         11.2     Notices.......................................................... 21
         11.3     Governing Law.................................................... 21
         11.4     Expenses......................................................... 21
         11.5     Parties-in-Interest.............................................. 21
         11.6     Entire Agreement................................................. 22
         11.7     Amendment and Waiver............................................. 22
         11.8     Attorneys' Fees.................................................. 22
         11.9     Severability..................................................... 22
         11.10    Schedules........................................................ 22
         11.11    Exhibits and Schedules........................................... 22
         11.12    Headings......................................................... 23
         11.13    Counterparts..................................................... 23

Exhibit A         COMPANY SHAREHOLDERS.............................................  1

Exhibit B         Form of Escrow Agreement.........................................  2

Exhibit C         Liabilities......................................................  3

Exhibit D         Form of Employment Agreement.....................................  4

Exhibit E         Form of Non-Competition Agreement................................  5

Exhibit F         Operating Plan...................................................  6

Exhibit G         Option Shares....................................................  7

Exhibit H         Form of Option Cancellation Agreement............................  8




                                       5.

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated May 31, 1997 ("Agreement") is by and among VERITY, INC., a Delaware corporation ("Verity"), 64K INCORPORATED, a California corporation ("Company"), and the undersigned holders of Company common stock (individually, a "Shareholder," and collectively, the "Shareholders"), and amends and restates in its entirety the Merger Option Agreement between the parties dated October 8, 1996 (the "Merger Option Agreement").

                                    RECITALS

         WHEREAS, Verity, the Company and the Shareholders wish to amend and restate the Merger Option Agreement through this Agreement;

         WHEREAS, the Shareholders own 2,409,639 shares of the common stock of the Company (the "Shares"), which constitute all of the outstanding common stock of the Company;

         WHEREAS, the Shareholders wish to sell the Shares to Verity on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter set forth, the parties hereto agree that the Merger Option Agreement is hereby amended and restated in its entirety as follows:


                                    AGREEMENT

1.       SALE AND PURCHASE OF SHARES.

         1 SALE AND PURCHASE OF SHARES. At the Closing (as defined below), the Shareholders shall sell, assign, transfer and deliver the Shares to Verity, and Verity shall purchase the Shares from the Shareholders, on the terms and subject to the conditions set forth in this Agreement.

         2 PURCHASE PRICE.

                  (A) The aggregate purchase price payable by Verity for the Shares (the "Purchase Price") shall be $3,500,000. The Purchase Price shall be paid by Verity as set forth in Sections 1.2(b) and 1.2(c), against delivery by each Shareholder of his Shares duly authorized for transfer by stock power or otherwise.

                  (B) An aggregate of $1,750,000 (representing 50% of the Purchase Price) shall be paid at the Closing to the Shareholders in the amounts set forth opposite such Shareholders' names on EXHIBIT A hereto.



                                       1.

                  (C) An aggregate of $1,750,000 (representing 50% of the Purchase Price) shall be deposited at the Closing into an account (the "Escrow Account") to be established pursuant to the terms of the Escrow Agreement in the form attached hereto as EXHIBIT B (the "Escrow Agreement").

         3 CLOSING. The closing of the sale of the Shares to Verity (the "Closing") shall take place at the offices of Cooley Godward, LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California at 2:00 p.m. (California time) on May 31, 1997 (or at such other place or time as the parties hereto may jointly designate).

         4 TERMINATION OF THE SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT. Effective as of the Closing, the Software Development and License Agreement dated October 8, 1996 by and between Verity and the Company is hereby terminated.

2. REPRESENTATIONS AND WARRANTIES BY COMPANY. The Company and Kurt Brown and Manish Mehta (the "Principal Shareholders") represent and warrant to Verity at and as of the date of the Merger Option Agreement (except as set forth in the disclosure schedule delivered on the date of the Merger Option Agreement and referred to therein as Schedule 3.0 (the "Original Disclosure Schedule")) and at and as of the dates of both this Agreement and the Closing (except as set forth in the Original Disclosure Schedule, as updated by the disclosure schedule to be delivered prior to the Closing and attached to this Agreement as Schedule 2.0 (the "Closing Disclosure Schedule")) as follows in this Section 2. The representations and warranties of the Principal Shareholders are made (i) with respect to Section 2.3, joint and several and (ii) with respect to Sections 2.1,
2.2 and 2.4 through 2.19, to their respective knowledge after reasonable inquiry, several and not joint.

         1 ORGANIZATION, POWERS, QUALIFICATION AND AUTHORITY. Company is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted. Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to qualify would have an adverse effect on its business and financial condition. The Board of Directors of Company and Shareholders have duly authorized the execution and delivery of this Agreement by Company, and have duly authorized the transactions contemplated by this Agreement. Company has the power and authority to execute and deliver this Agreement and the Agreement is valid, binding and enforceable against Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         2 SUBSIDIARIES; INTERESTS IN OTHER COMPANIES. Company does not own, directly or indirectly, voting stock or interest in any corporation, partnership, joint venture, business trust or other business entity. Company has not merged with, assumed any liabilities of or acquired or succeeded to a substantial portion of the business of any other entity, or entered into any agreements providing for any similar transaction. Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.




                                       2.

         3 CAPITALIZATION. The authorized capital of Company consists of 10,000,000 shares of common stock, of which 2,409,639 common shares are issued and outstanding (all as described on the attached EXHIBIT A ("Company Shareholders")) and 5,000,000 shares of preferred stock, of which 590,000 shares are designated Series A Preferred Stock, 344,828 of which are issued and outstanding. All such issued and outstanding shares of capital stock are duly and validly authorized and issued, are fully paid and nonassessable and are free from preemptive rights and have been issued in compliance with all applicable securities laws of the United States and all states. Except as set forth in EXHIBIT A ("Company Shareholders"), there are no outstanding shares of capital stock or any options, warrants, conversion privileges or other rights outstanding to acquire any shares of the capital stock or other securities of Company.

         4 FINANCIAL STATEMENTS. Company has furnished Verity its balance sheet (reflecting all assets and liabilities of Company) as of April 30, 1997 and reasonable accounts of its expenditures and receipts for the period from inception through the last month prior to the Closing Date ("Company Financials"). All such balance sheets and accounts are in accordance with the books and records of Company and fairly and accurately present the financial position, results of operations and changes in financial position of Company as of the date and for the period indicated.

         5 SCHEDULES OF PROPERTIES, CONTRACTS AND OTHER DATA. Attached to and made a part of this Agreement are the following described schedules of properties, contracts and other data of or pertaining to Company ("Schedules"):

                  .1 Schedule 2.5.1 describes all real estate or fixed assets owned by Company, in each case free and clear of all mortgages, liens, or other encumbrances except as otherwise stated in the Schedule.

                  .2 Schedule 2.5.2 describes all leases or agreements under which Company is lessee of, or holds or operates any interest in or right to use real or personal property owned by any third party.

                  .3 Schedule 2.5.3 describes all licenses, permits and other instruments under which Company has licensed, acquired or has granted a right to use or distribute any software, tradename or trademark, patent, copyright, trade secret, mask work, technology, know-how, intellectual property, or other intangible property of Company or any third party, other than off-the-shelf software licensed by Company as an end-user.

                  .4 Schedule 2.5.4 describes all collective bargaining agreements to which Company is a party and all other agreements and contracts pertaining to terms and conditions of employment by Company, either written or oral, including but not limited to employment agreements, employment letter offers, consulting agreements, stock option plans, pension or profit sharing plans, bonus plans, and group health, life and disability insurance plans, to which Company is a party or under which the employees of Company have rights by virtue of being employees of Company. Except as set forth in Schedule 2.5.4, Company has no contract, commitment or employment agreement with any current or former officer, director, employee or consultant that would now or hereafter give rise to any claims versus Company.




                                       3.

                  .5 Schedule 2.5.5 describes specifically all patents and patents pending, registered trademarks, trademark applications, trademark registrations, trade names, service marks, and registered copyrights owned by, registered in the name of, or otherwise the property of Company.

                  .6 Schedule 2.5.6 describes all existing instruments, agreements or arrangements pursuant to which Company has borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another person, corporation or other entity.

                  .7 Schedule 2.5.7 describes all policies of life, casualty, liability or other forms of insurance owned by Company, each policy being in full force and effect with premiums paid as noted on the Schedule.

                  .8 Schedule 2.5.8 describes all other material contracts, agreements, commitments and instruments not described on the foregoing Schedules, either written or oral, to which Company is a party.

                  .9 Schedule 2.5.9 describes all banks or brokerage accounts in which Company has an account or a safe deposit box, the respective account numbers of such accounts, and the names of all persons authorized to draw on such accounts or who have access to such accounts.

                  .10 Schedule 2.5.10 describes all litigation or proceedings pending or, to the Company's knowledge, threatened to which Company is (or could become) a party.

                  .11 Schedule 2.5.11 describes all consents and approvals, including approvals of government agencies, required for the execution and delivery of this Agreement by Company and the consummation of the transactions contemplated by this Agreement.

Company has delivered to Verity true and complete copies of all documents described in the above Schedules. Except to the extent described in the Schedules, Company has performed all of the obligations required to be performed by it to date and is not in default under any of the agreements, contracts, instruments or documents described in the Schedules, nor, to the Company's knowledge, is any other party to such agreements, contracts, instruments or documents in default thereunder in any respect.

         6 TAXES. Company has filed all federal, state, local and other tax returns and reports, if any, required to be filed by it and such returns are true and correct in all respects. Company has paid all taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income taxes, FICA, FUTA and other taxes and charges required to be withheld.

         7 TITLE TO ASSETS. Company has good, valid and marketable title to all of its assets as described in the balance sheet contained in the Company Financials and the schedules described in Section 2.5 ("Schedules of Properties, Contracts and Other Data"), free and clear of all mortgage,




                                       4.

pledges, liens, security interests, conditional sale agreements, charges, encumbrances, claims and restrictions of every kind and nature except as otherwise set forth in Schedules 2.5.1, 2.5.2, 2.5.3, 2.5.4, 2.5.5, 2.5.6, 2.5.8
and 2.5.9. No independent contractor has any right, title or interest in any Company asset or technology. Except as set forth on Schedule 2.5.3, Company has not licensed, assigned, transferred or revealed to anyone the source code of all or any portions of its proprietary software, and Company has not licensed, assigned or transferred to anyone the object code of all or any portion of its proprietary software. Except for demonstration versions of its technology displayed to a limited number of third parties prior to the date of this Agreement, the proprietary software set forth on Schedule 2.5.5 and all associated algorithms and know-how have been kept in confidence by Company, and Company's Shareholders and Company have taken customary and appropriate steps to protect such material as trade secrets in accordance with the Uniform Trade Secrets Act.

         8 LEGAL PROCEEDINGS, ETC. Except as set forth on Schedule 2.5.10, (i) there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Company's knowledge, threatened to which Company is (or would become) a party, (ii) nor does Company know of facts which would give rise to a claim which, if asserted, would have an adverse affect on its business, (iii) nor is Company subject to any outstanding judgment, order or decree of any court or administrative agency.

         9 BROKERS AND FINDERS. Neither Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         10 COMPLIANCE WITH LAWS, ETC. Company has complied with the provisions of its Articles of Incorporation, as amended or restated, and Bylaws, as amended or restated, and has complied with all statutes, laws, ordinances, regulations and other requirements applicable to Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated will not (a) conflict with, or result in any breach or violation by Company of, or constitute a default by Company under, its Articles of Incorporation, as amended or restated, or Bylaws, or, any statute, law, ordinance, regulation or other requirement applicable to Company or (b) except as stated in this Agreement or the Schedules hereto, result in any breach or violation of, termination of or default under any agreement or instrument to which Company is a party or by which it is bound.

                  .1 RECORDS. Company has delivered to or made available for inspection by Verity accurate and complete copies of any actions taken by written consent or otherwise without a meeting of the shareholders of Company, the board of directors of Company and all committees of the board of directors of Company relating to the consummation of this transaction. There have been no duly held meetings or other proceedings of the shareholders of Company, the board of directors of Company or any committee of the board of directors of Company relating to the consummation of this transaction, that are not fully reflected in such minutes or other records. The books of account, minute books and other records of Company are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of Company are in the actual possession and direct control of Company.




                                       5.

         11 PATENTS, TRADEMARKS, LICENSES, ET CETERA. Company owns or holds valid, unrestricted, enforceable rights for the use of all patents, trademarks, trademark registrations, trade names, service marks, copyrights, mask works, trade secrets, know-how, technology and other intellectual property described on Schedules 2.5.3 and 2.5.5 or used in the conduct of its business, and none of the foregoing technology conflicts with nor infringes upon any patents, trademarks, trade names, trade secrets, mask works, copyrights, licenses to use the same or other rights or property of others. To the Company's knowledge, no person or business entity is infringing or making any unlawful use of, and no asset owned or used by any other person or business entity infringes or conflicts with, any asset owned or used by Company. Company is not restricted by any agreement, oral or written, from transferring or licensing any of its assets including but not limited to intellectual property, conducting its existing business or any related or contemplated business, rendering services or competing with any person or entity anywhere in the world. Company has obtained all governmental permits, licenses, consents, approvals, and waivers necessary for the lawful conduct of its business as now conducted. There are no rights or restrictions in any agreements, licenses, franchises or other instruments to which Company is a party or by which it is bound which would prevent Company from consummating this transaction, from carrying on its current business or any business that Company currently proposed to conduct or prevent Verity from using the assets in any manner it sees fit. In addition, except as set forth on
Schedule 2.5.3, Company is not required to pay any royalty, license fee or other similar type of compensation in connection with the use of the Company assets, the conduct of its business as it now stands, or has in the past been conducted. Company has, and Verity will acquire at the Closing, the right to use the name "64K" and variations thereof. Neither the consummation of the transactions contemplated by this Agreement or any document executed pursuant thereto, nor the conduct of Company's business as currently conducted or as proposed to be conducted shall breach any nondisclosure agreement, inventions agreement or any other agreement between Company or any Shareholder and any third party.

         12 CONDITION OF PROPERTIES. All of the properties of Company are in good operating condition and repair, subject only to ordinary wear and tear which is not such as to render the properties less than substantially fit for the purposes for which they are being used.

         13 ABSENCE OF UNDISCLOSED LIABILITIES. Company has no liabilities of any nature, fixed or contingent, which are not reflected in the Company Financials other than those liabilities disclosed on the Schedules as listed at EXHIBIT C ("Liabilities").

         14 ABSENCE OF CHANGES. Except as disclosed on Schedule 2.14, since the date of the most recent Company Financials delivered to Verity:

                  .1 Company has not entered into any employment contracts or paid any bonuses or special remuneration to any officers, directors or employees nor is Company delinquent regarding any payments due to an employee for services rendered or reimbursements required.

                  .2 Company has conducted its business in compliance with all laws and regulations applicable to Company.




                                       6.

                  .3 Company has not encumbered or permitted to be encumbered any of its properties or assets.

                  .4 Company has not declared or paid any dividends or made any other distributions with respect to its capital stock.

                  .5 Company has not purchased, redeemed, retired or otherwise acquired its own capital stock.

                  .6 Company has not licensed, assigned, transferred or conveyed to any third party any property or right necessary to the conduct of its current business or its business as proposed, including any manufacturing rights or rights to access the computer source code related to any of its products or technology.

                  .7 Company has not entered into any other transactions which would result in the transfer or license by Company of assets or rights.

                  .8 Company has not suffered any damage, destruction or loss to its assets or business, whether or not covered by insurance.

                  .9 Company has not forgiven any debt or otherwise released or waived any right or claim relating to the Company assets;

                  .10 Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in Sections 2.14.1 - 2.14.9 above.

         15 OTHER NEGOTIATIONS. Except for the transaction contemplated by this Agreement and outstanding offers to prospective employees which have been disclosed to Verity, there is no existing commitment to sell all or a part of the assets or stock of Company, there is no outstanding offer to sell all or a part of the assets or stock of Company, and there are no pending negotiations for the sale of all or a part of the assets or stock of Company.

         16 PROPRIETARY INFORMATION AND EMPLOYEE INVENTIONS AGREEMENTS. Except as disclosed in Schedule 2.16, all of Company's employees, both current and past, and all current and past consultants who have had access to, worked with, prepared, modified or developed any portion of the intellectual property described on Schedule 2.5.5 have executed a proprietary information and inventions agreement substantially in the form of such agreement attached as part of Schedule 2.5.4. A list of all such persons is contained in Schedule2.16.

         17 RESTRICTED STOCK PURCHASE AND OPTION AGREEMENTS. Except as disclosed in Schedule 2.17, all of the Shareholders of Company have duly executed stock purchase agreements which provide for a right of Company to repurchase the shares of Company common stock issued thereunder, pursuant to the terms of the Company's standard founder or employee stock purchase agreement, a copy of which has been delivered to Verity (the "Standard Stock Agreement"). Copies of all such agreements have been delivered to Verity's counsel, and are in full force and effect without




                                       7.

modification from the Standard Stock Agreement except pursuant to Section 7.12. Any person who becomes a Shareholder during the term of this Agreement will only do so pursuant to the Standard Stock Agreement.

         18 COMPLIANCE WITH IMMIGRATION REFORM AND CONTROL ACT OF 1986 ("IRCA"). Company has not engaged in any activity nor is it aware of any practice with respect to its employees that is in violation of IRCA including but not limited to, the anti-discrimination provisions, the verification of employment eligibility procedures and the document fraud provisions. Company warrants that it has complied with the applicable provisions of IRCA with respect to its employees.

         19 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement, including the attached Schedules of Company, contain no untrue statement of a fact and do not omit or misstate a fact necessary in order to make the statements contained therein not misleading.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS. Each Shareholder severally represents, warrants and covenants to Verity and Company as of the date of this Agreement, the date of the Merger Option Agreement and as of the Closing with respect to such Shareholder as follows:

         1 OWNERSHIP OF COMPANY SHARES. Such Shareholder is the owner of the number of Shares listed opposite such Shareholder's name on EXHIBIT A ("Company Shareholders"). Such Shareholder has, and Verity will acquire at the Closing, good and valid title to such Shares free and clear of any Encumbrances (other than any Encumbrances which are imposed pursuant to agreements with Verity or the Company (copies of which have been delivered to Verity), which Encumbrances shall have been waived or terminated as to the Company as of the Closing). "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security and any restriction on the transfer of any security). These Shares constitute such Shareholder's entire interest in the capital stock of the Company, and Shareholder has no other options, warrants, conversion privileges or other rights to acquire any shares of the capital stock or other securities of the Company. In addition, such Shareholder has no claims against the Company of any nature, including claims for compensation, profit sharing or other benefits, other than salary benefits including accrued vacations, and reimbursement for normal business expenses for the most recent pay period.

         2 FULL CAPACITY; BINDING AGREEMENT. Shareholder is of sound mind and full capacity to enter into this Agreement, and this Agreement is valid, binding and enforceable against Shareholder in accordance with its terms, except as limited by applicable bankruptcy, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.




                                       8.

         3 BROKERS AND FINDERS. Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         4 LEGAL REPRESENTATION. Shareholder has either consulted with Shareholder's own legal counsel and other advisors and representatives regarding the transactions contemplated by this Agreement or, having had the opportunity to consult with such persons regarding such transactions, has chosen not to do so.

         5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholder contained in this Agreement contain no untrue statement of a fact and do not omit or misstate a fact necessary in order to make the statements contained therein not misleading. The Shareholder is not aware that any representations or warranties of the Company are inaccurate in any material respect.

         6 COMPLIANCE WITH IMMIGRATION REFORM AND CONTROL ACT OF 1986 ("IRCA"). Following the Closing, Verity's employment of Shareholder will not be in violation of IRCA, and Shareholder can present valid documents to Verity necessary for verification of employment eligibility under IRCA.

4. REPRESENTATIONS AND WARRANTIES OF VERITY. Verity represents and warrants to Company and the Shareholders at and as of the date of this Agreement, the date of the Merger Option Agreement and as of the Closing as follows:

         1 ORGANIZATION, POWERS AND AUTHORITY. Verity is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement. The Board of Directors of Verity has authorized the execution and delivery of this Agreement by Verity, and has authorized the transactions contemplated by the Agreement. The Agreement is valid, binding and enforceable against Verity in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         2 BROKERS AND FINDERS. Verity has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         3 ACCURACY OF REPRESENTATION AND WARRANTIES. Verity has delivered to the Company true, accurate and complete copies of Verity's most recent reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, taken together, the SEC Documents contained no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The representations and warranties of Verity contained in this Agreement, contain no untrue statement of a material fact and do not omit or




                                       9.

misstate a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         4 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of Verity's Certificate of Incorporation or its Bylaws, as currently in effect, any instrument or contract to which Verity is a party.

5. COVENANTS BY THE COMPANY AND THE SHAREHOLDERS. From and after the date of the Merger Option Agreement to and including the Closing Date, Company and, with respect to Sections 5.1.6, 5.1.7, 5.2 and 5.6, each Shareholder covenants and agrees with Verity as follows:

         1 CONDUCT OF BUSINESS, ETC. Company will carry on its business in a reasonable and prudent manner, will notify Verity of the occurrence of any event having a material adverse impact upon its business prospects or financial condition and without the prior written consent of Verity will not do any of the following:

                  .1 Incur any liabilities or make capital expenditures that are inconsistent with the operating plan and budget of the Company as approved by Verity and attached hereto as EXHIBIT F ("Operating Plan").

                  .2 Take any action or permit any action to be taken other than in the ordinary course of business which is inconsistent with the Development Agreement, and with protecting its rights and properties.

                  .3 Hire any new employees, enter into any employment contracts, pay any bonuses or special remuneration to any officers, directors or employees, or increase the salaries or wage rates or other remuneration of any officers or employees.

                  .4 Conduct the business of Company other than in compliance with all applicable laws and regulations in all respects.

                  .5 Declare or pay any dividends, make any other distributions with respect to its capital stock, or split or otherwise reclassify its capital stock.

                  .6 Purchase, redeem, retire or otherwise acquire any of the Company's capital stock, except pursuant to the Company's exercise of its right to repurchase shares from employees, directors or consultants of the Company pursuant to agreements under which such stock was sold.

                  .7 Issue, sell, encumber or give any option or right to purchase any of the Company's capital stock or other securities.

                  .8 Sell, license, assign, transfer, encumber or convey to any third party any property or right described on the Schedules, including but not by way of limitation, any rights with respect to software, or any other technology or intellectual property rights therein.




                                      10.

                  .9 Engage in any business activity other than the development of the Beta Product (as defined in the Development Agreement) and related technology pursuant to the Development Agreement.

                  .10 Amend, encumber, impair or rescind any of Company's rights under any Company stock purchase agreement or Company option agreement.

         2 EXCLUSIVITY; ACQUISITION PROPOSALS. Company shall not and its officers, directors, agents, representatives and affiliates shall not, directly or indirectly, take any of the following actions with any party other than Verity and its designees: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to license its technology, acquire all or substantially all of its business and properties or capital stock of Company whether by merger, purchase of assets, tender offer or otherwise; (b) disclose any information not customarily disclosed to any person concerning its business and properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business; (c) enter into or execute any agreement or plan of reorganization, merger agreement, or other agreement calling for the sale of all or substantially all of its business and properties; (d) except as otherwise permitted by the foregoing, assist or cooperate with any person (other than employees with respect to equity incentive arrangements) to make any proposal to purchase all or any part of the business or assets or capital stock of Company. In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) above, or any request for disclosure or access pursuant to clause (b) above, it shall immediately, and prior to taking any action in response thereto, inform Verity as to all material facts concerning any such offer, proposal or request and will thereafter cooperate with Verity by continuing to furnish to Verity any additional information it may at any time request.

         3 BREACH OF REPRESENTATIONS AND WARRANTIES. Company and/or the Shareholder will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Sections 2 ("Representations and Warranties by Company and the Company Shareholders") or 3 ("Representations, Warranties and Covenants of the Shareholders") or which would cause any of such representations and warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Company and each Shareholder will give detailed notice thereof to Verity and will use its best efforts to prevent or promptly to remedy such breach or inaccuracy.

         4 ACCESS TO INFORMATION. Verity and its representatives will be permitted reasonable access during business hours to the premises in which Company conducts its business and to all books, records and personnel of Company. Company will furnish to Verity such financial data, operating data and other information as Verity shall reasonably request. Specifically, but without limitation, Company will provide to Verity or its representatives for review its stock book, minute books and copies of all retirement plans, employment agreements, personnel records, leases, licenses, contracts with suppliers, contracts with customers and other contracts or documents to which it is a party. Verity is aware of and has investigated Company's business, management and financial condition, has had the opportunity to inspect Company's facilities, and has had access to such other information about Company as Verity




                                      11.

has deemed necessary or desirable to reach an informed and knowledgeable decision to complete the transactions contemplated by this Agreement.

         5 CONSENTS. Company will promptly apply for or otherwise seek, and use its best efforts to obtain, the written consents and approvals described on
Schedule 2.5.11.

         6 NEWS RELEASES. Company will not issue a news release or other announcement concerning the transactions contemplated by this Agreement except jointly with and through Verity.

         7 COMMERCIALLY REASONABLE. Company and each Shareholder will use its commercially reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of its obligations under this Agreement described in Section 8 ("Conditions to Obligations of Verity").

6. COVENANTS BY VERITY. From and after the date of the Merger Option Agreement to and including the Closing Date, Verity covenants and agrees with Company as follows:

         1 BREACH OF REPRESENTATIONS AND WARRANTIES. Verity will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 4 ("Representations and Warranties of Verity") or which would cause any of such representations and warranties to be inaccurate. Verity will, in the event of, and promptly after becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, give detailed notice to Company and will use its best efforts to prevent or promptly to remedy such breach or inaccuracy.

         2 EMPLOYMENT OF COMPANY EMPLOYEES. Verity shall offer to retain the services of the employees listed on Schedule 6.2, and such additional employees of the Company whose hiring is approved by Verity, commencing on the Closing Date at the monthly salary listed opposite their respective names pursuant to the terms of the Employment Agreement attached hereto as EXHIBIT D ("Employment Agreement").

         3 OPTION GRANTS. Verity's Board of Directors, or a committee thereof, shall grant options to purchase Verity common stock pursuant to a Verity stock option plan (the "Option Shares") to each of the Shareholders. The Option Shares granted shall total 90,000, with the specific number of Option Shares allocated to each Shareholder determined as set forth on EXHIBIT G ("Option Shares"). The grant of such Option Shares shall be made at the Closing. The Option Shares granted pursuant to this Section 6.3 shall have an exercise price per share equal to the closing price of Verity's common stock (as reported in The Wall Street Journal) on the last trading date prior to the date of the grant. In addition, such Option Shares shall be subject to a three (3) year vesting period (the "Vesting Period") commencing on the Closing Date with no Option Shares vesting until seven (7) months following the Closing Date, at which time 7/36 of the Option Shares will vest. After seven (7) months from the Closing Date, the remaining Option Shares shall vest ratably over the remaining twenty-nine (29) months of the Vesting Period, so long as such Shareholder continues in the employment of Verity or the Company. Notwithstanding the foregoing, in no event shall such Option Shares vest unless and until the Employee becomes or remains a full-time employee of Verity or the Company as of the Closing Date.




                                      12.

         4 COMMERCIALLY REASONABLE EFFORTS. Verity will use its commercially reasonable efforts to effectuate the transactions hereby contemplated, to fulfill the conditions of Verity's obligations under this Agreement described in
Section 8 ("Conditions to Obligations of Company and the Shareholders") and to cooperate with Company to obtain consents as required by Section 5.5 ("Consents").

7. CONDITIONS TO OBLIGATIONS OF VERITY. The obligations of Verity to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

         1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in Section 2 ("Representations and Warranties by Company") and of the Shareholders in Section 3 ("Representations, Warranties and Covenants of the Shareholders") at and as of the date of this Agreement shall also be true at and as of the Closing Date in all respects as though such representations and warranties were made at and as of the Closing Date.

         2 COMPLIANCE WITH COVENANTS AND CONDITIONS. Company shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Company prior to or at the Closing Date.

         3 CONSENTS AND APPROVALS.  All consents and approvals described on
Schedule 2.5.11 shall have been obtained.

         4 SHAREHOLDERS' EXECUTION. This Agreement shall have been executed by all of the holders of the outstanding stock and options of Company.

         5 NO ACTION TO PREVENT CONSUMMATION. No action or proceeding shall have been instituted or threatened before any court or governmental agency on or prior to the Closing Date to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated herein.

         6 CERTIFICATE. Verity shall have received the certificate of the President and Secretary of Company in form satisfactory to Verity and dated the Closing Date, certifying to the fulfillment of the conditions described in Sections 7.1 ("Representations and Warranties"), 7.2 ("Compliance with Covenants and Conditions"), 7.3 ("Consents and Approvals") and 7.4 ("Shareholders' Execution") and such other evidence with respect to the fulfillment of any conditions of this Agreement as Verity may reasonably request upon reasonable prior notice.

         7 NO TRANSFER OF SHARES. None of the Shareholders shall have sold, assigned, pledged or otherwise transferred or conveyed any shares of Company common stock or any rights to acquire Company common stock other than to the Company.




                                      13.

         8 OPINION OF COUNSEL. Verity shall have received from Gray Cary Ware & Freidenrich, counsel to Company ("Company Counsel"), an opinion dated the Closing Date, in form and substance reasonably satisfactory to Verity and its counsel.

         9 EMPLOYMENT OF SHAREHOLDERS. Each Shareholder shall have accepted the offer of employment or continued employment from Verity at the annual salary listed opposite his name on Schedule 6.2 and shall have executed his Employment Agreement attached hereto as EXHIBIT D.

         10 AGREEMENTS NOT TO COMPETE. Each Shareholder shall have executed a Non-Competition Agreement with Verity in the form attached hereto as EXHIBIT E ("Non-Competition Agreements").

         11 OPTION CANCELLATION AGREEMENTS. Each of the Shareholders shall have entered into an Option Cancellation Agreement in the form attached hereto as EXHIBIT H.

         12 AMENDMENTS TO STANDARD STOCK AGREEMENTS. Each Shareholder shall have entered into an amendment to his respective Standard Stock Agreement in form and substance satisfactory to Verity in its sole discretion.

         13 RECEIPT OF SHARE CERTIFICATES. Each Shareholder shall have delivered the original stock certificates representing his Shares duly authorized for transfer by stock power or otherwise as necessary to deliver good and valid title to such Shares to Verity free and clear of any Encumbrances.

8. CONDITIONS TO OBLIGATIONS OF COMPANY AND THE SHAREHOLDERS. The obligations of Company and the Shareholders to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

         1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Verity contained in Section 4 ("Representations and Warranties of Verity") at and as of the date of this Agreement shall also be true at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date.

         2 COMPLIANCE WITH COVENANTS AND CONDITIONS. Verity shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

         3 CONSENTS AND APPROVALS.  All consents and approvals described on
Schedule 2.5.11 shall have been obtained.

         4 NO ACTION TO PREVENT CONSUMMATION. No action or proceeding shall have been instituted or threatened before any court or governmental agency on or prior to the Closing Date to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated herein.




                                      14.

         5 CERTIFICATE. Company shall have received the certificate of the President or a Vice President and the Secretary of Verity in form satisfactory to Company and dated the Closing Date, certifying to the fulfillment of the conditions described in Sections 8.1 ("Representations and Warranties") and 8.2 ("Compliance with Covenants and Conditions").

         6 SHAREHOLDERS' EXECUTION. This Agreement shall have been executed by all Shareholders.

         7 PAYMENT OF PURCHASE PRICE. Verity shall have delivered the Purchase Price to the Shareholders and the Escrow Agent pursuant to Section 1.2.

9. SURVIVAL AND INDEMNIFICATION; EMPLOYMENT HOLDBACK.

         1 INDEMNIFICATION BY THE SHAREHOLDERS. In the event the Closing occurs, then, subject to the limitations of Section 9.3 ("Limitations on Indemnification"), each of Company and the Shareholders jointly and severally shall indemnify and hold harmless Verity, its affiliates, officers, directors, shareholders, successors and assigns (the "Indemnified Parties") from and against and shall reimburse the Indemnified Parties with respect to any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees (collectively, "Loss"), incurred by the Indemnified Parties by reason of or to the extent arising out of or in connection with the breach of any covenant or the inaccuracy of any representation or warranty of Company contained in
Section 2 ("Representations and Warranties by Company") and Section 5 ("Covenants by the Company and the Shareholders") of this Agreement. "Loss" as described in this Section 9 shall include, without limitation, any amounts for which an Indemnified Party may be liable to a third party or any diminution in the value of property of Verity or the Company.

                  .1 ESCROW ACCOUNT. All indemnification of Verity and other Indemnified Parties by the Shareholders shall first be satisfied out of the funds held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement.

         2 INDEMNIFICATION BY EACH SHAREHOLDER. In the event the Closing occurs, then, subject to the limitations provided in Section 9.3 ("Limitations on Indemnification"), each Shareholder shall, severally and not jointly, indemnify and hold harmless Verity and the other Indemnified Parties from and against and shall reimburse the Indemnified Party with respect to any and all Losses incurred by the Indemnified Party by reason of or arising out of or in connection with the Shareholder's breach of any covenant or the inaccuracy of any representation or warranty of that Shareholder contained in Section 3 ("Representations, Warranties and Covenants of the Shareholders") or Section 5 ("Covenants of the Company and the Shareholders") of this Agreement.




                                      15.

         3 LIMITATIONS ON INDEMNIFICATION.

                  .1 Notwithstanding the foregoing provisions of Sections 9.1 ("Indemnification by the Shareholders") and 9.2 ("Indemnification by Each Shareholder"), the Shareholders shall not be liable for such Losses until such time as the total liability under Sections 9.1 and 9.2 in the aggregate reaches $20,000 (but then the Shareholders shall be liable for the entire $20,000 plus any such liability in excess of $20,000).

                  .2 Notwithstanding the foregoing provisions of Section 9.1 and 9.2, the liability of the Shareholders under this Agreement shall be limited as follows:

                             (I) Except to the extent a claim is based on breach
of the representations and warranties in Sections 2.7 ("Title to Assets") and
2.11 ("Patents, Trademarks, Licenses, Etc."), Verity's and the other Indemnified Parties' sole recourse with respect to a breach by the Company of its representations, warranties or covenants made in this Agreement shall be limited to the cash and securities held in the Escrow Account, and there shall be no indemnification obligation with respect to any such claim unless notice thereof is given to the Shareholders or the Shareholders' Agent (as defined in the Escrow Agreement) within one year following the Closing Date.

                             (II) To the extent a claim is based on breach of
the representations or warranties in Section 2.7 ("Title to Assets") or Section
2.11 ("Patents, Trademarks, Licenses, Etc.") (with any such claim to the extent based on Section 2.7 or Section 2.11 referred to hereunder as an "IP Claim"):

                                  (1) To the extent such IP Claim concerns
alleged infringement of the patent rights of a third party (with such portion of any such IP Claim referred to hereunder as a "Patent Claim"), then, unless one or more Shareholders knew or should have known of the potential infringement of such patent as of the Closing Date (without any implied obligation to conduct a patent search),

                                          (A) Verity and the other Indemnified
Parties shall be entitled to indemnification for Losses relating to such Patent Claim as follows: for the full amount of the Loss relating to such Patent Claim, but with recourse initially only to the cash and securities held in the Escrow Account and, after such escrow amounts are exhausted, to the Shareholders for the balance of any additional Loss relating to such claim, subject to Section 9.3.2(iii) below, and

                                          (B) there shall be no indemnification
obligation with respect to any such Patent Claim unless notice thereof is given to the Shareholders or the Shareholders' Agent within one year following the Closing Date.

                                  (2) For all other such IP Claims (including
Patent Claims where one or more Shareholders knew or should have known of the potential infringement of the third party patent as of the Closing Date (without any implied obligation to conduct a patent search)), the aggregate liability of the Shareholders for indemnification hereunder shall be limited as set forth in
Section 9.3.2(iii), but there shall be no indemnification obligation with respect to any such IP Claims




                                      16.

unless notice thereof is given to the Shareholders or the Shareholders' Agent within two years following the Closing Date.

                             (III) In no case shall the aggregate liability of
any Shareholder for indemnification under this Agreement exceed the proceeds payable to such Shareholder pursuant to this Agreement (including, with respect to each Shareholder, the amount paid to such Shareholder at Closing pursuant to
Section 1.2(b) and such Shareholder's portion of the Escrow Deposit paid into the Escrow Account at Closing pursuant to Section 1.2(c)); provided, however, that with respect to any Patent Claims described in Section 9.3.2(ii)(1), the aggregate liability of any Shareholder shall not exceed 75% of the proceeds payable to such Shareholder pursuant to this Agreement.

         4 EXCLUSIVITY OF INDEMNIFICATION REMEDIES. In the absence of fraud, if the Closing occurs, indemnification pursuant to the provisions of this Section 9 shall be the sole and exclusive remedy of the Indemnified Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

         5 EXERCISE OF REMEDIES BY INDEMNIFIED PARTIES OTHER THAN VERITY. No Indemnified Party (other than Verity) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Verity (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         6 SURVIVAL.

                  .1 REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Verity, Company and the Shareholders in this Agreement shall survive the Closing.

                  .2 COVENANTS. Covenants set forth in this Agreement that by their terms continue after the Closing shall survive the Closing.

         7 RELIANCE. No disclosure by any party to this Agreement nor any investigation made by or in behalf of any party with respect to another party shall be deemed to affect the party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided or the breach of any said representations and warranties.

         8 EMPLOYMENT HOLDBACK.

                  .1 In addition to the right of Verity and the other Indemnified Parties to satisfy any claims for indemnification arising under Sections 9.1 and 9.2 above out of funds held by the Escrow Agent in the Escrow Account, a portion of such funds (the "Holdback Amounts"), which are set forth with respect to each Shareholder on EXHIBIT A, shall be retained in the Escrow Account following the Closing Date and shall be released from the Escrow Account to Verity as follows and in accordance with the terms of the Escrow Agreement:




                                      17.

                             (I) any or all of the Holdback Amounts are subject
to release from the Escrow Account to Verity or the other Indemnified Parties, as the case may be, in accordance with the terms of the Escrow Agreement to satisfy a claim for indemnification made pursuant to Section 9.1 or 9.2 above;

                             (II) each Shareholder's Holdback Amount shall be
released from the Escrow Account and returned to Verity if, during the period commencing with the Closing Date and ending at the end of eighteen (18) months thereafter (the "Holdback Period"), such Shareholder (a) voluntarily terminates employment with Verity or (b) has been terminated as an employee of Verity or the Company "for cause" (each such event shall be referred to as a "Termination"). The termination of the employment of a Shareholder by Verity or the Company and his concurrent employment by any successor, parent or subsidiary corporation or affiliate shall not be considered an event constituting a termination of employment for the purposes of this Agreement;

                             (IV) upon the expiration of the Holdback Period,
each Shareholder's Holdback Amount shall remain subject to release to Verity or to such Shareholder, as the case may be, in accordance with the terms of the Escrow Agreement.

                  .2 For purposes of this Agreement:

                             (I) a termination "for cause" shall mean a
termination for any of the following reasons: (a) theft, dishonesty or falsification of any employment or company records; (b) malicious or reckless disclosure of the employer's confidential or proprietary information; (c) gross or willful misconduct by the Shareholder; or (d) the failure or refusal of Shareholder to work diligently to perform in accordance with management's reasonable requests, provided such failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

                             (II) resignation by the Shareholder from employment
by Verity within thirty (30) days after a reduction in Shareholder's base salary below that in effect immediately prior to the Closing Date that occurs without the consent of or request by the Shareholder shall be deemed to be a termination other than "for cause."

10. TERMINATION.

         1 RIGHTS UPON TERMINATION. If there is a termination under this Section 10, all rights of the parties under this Agreement shall cease and terminate, except for such rights as any party otherwise may have for breach of contract, and each party shall return to the other any documents, information, financial statements and the like provided to the other in the course of negotiating this transaction.

         2 FEES AND EXPENSES.

                  .1 VERITY FEES AND EXPENSES. Subject to the provisions of
Section 9 ("Survival and Indemnification") (including the indemnification and other obligations of Company thereunder), Verity shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to




                                      18.

Cooley Godward LLP) that have been incurred or that are in the future incurred by or on behalf of Verity in connection with:

                             (I) the negotiation, preparation and review of any
letter of intent or similar document relating to this Agreement;

                             (II) the investigation and review conducted by
Verity and its representatives with respect to the business of Company;

                             (III) the negotiation, preparation and review of
this Agreement, all other transactional agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement; and

                             (IV) the consummation and performance of this
Agreement and the other agreements required to be executed hereunder.

                  .2 COMPANY FEES AND EXPENSES. Company shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Company Counsel) that have been incurred or that are in the future incurred by, on behalf of, or for the benefit of Company in connection with:

                             (I) the negotiation, preparation and review of any
letter of intent or similar document relating to this Agreement;

                             (II) the furnishing of information to Verity and
its representatives in connection with any investigation and review conducted by Verity and its representatives regarding the business of Company;

                             (III) the negotiation and review of this Agreement,
all other transactional agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement;

                             (IV) the preparation and submission of any filing
or notice required to be made or given in connection with this Agreement, and the obtaining of any consent required to be obtained in connection with this Agreement;

                             (V) the consummation and performance of this
Agreement and the other agreements required to be executed hereunder; and

                             (VI) the negotiation and preparation of the
Series A Purchase Agreement and related documents.

11. MISCELLANEOUS.




                                      19.

         1 FURTHER ASSURANCES. Each party will, upon request of the other, execute and deliver all instruments and documents of further assurance or otherwise, and perform all acts and things, which may be required to carry out its obligations hereunder and to consummate and complete the transaction contemplated by this Agreement.

         2 NOTICES. Any notice or communication permitted or required hereunder shall be in writing and shall be delivered in person or by courier, sent by electronic facsimile (fax), or mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth after the signatures to this Agreement or to such other address as shall be given in accordance with this Section 11.2 ("Notices"). If notice is given in person, by courier or by fax, it shall be effective upon receipt; and if notice is given by mail, it shall be effective three (3) business days after deposit in mail.

         3 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

         4 EXPENSES. If the Closing does not occur, each party shall pay its respective expenses in connection with this transaction. Nothing in this Section is intended to affect any rights to indemnity under Section 9 ("Survival and Indemnification").

         5 PARTIES-IN-INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties hereto.

         6 ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter.

         7 AMENDMENT AND WAIVER. Except as otherwise provided, this Agreement may be amended only upon the written consent of all the parties. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company and Verity to include additional Company shareholders as parties hereto. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

         8 ATTORNEYS' FEES. If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in preparation for and prosecution of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

         9 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality




                                      20.

and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         10 SCHEDULES. The Schedules referred to in this Agreement shall be the Schedules described as such, initialed by the parties and attached to this Agreement upon the execution and delivery.

         11 EXHIBITS AND SCHEDULES. The following Exhibits and Schedules which are attached hereto are hereby incorporated into this Agreement by this reference:

            EXHIBITS      DESCRIPTION
            A             Company Shareholders
            B             Escrow Agreement
            C             Liabilities
            D             Employment Agreement
            E             Non-Competition Agreement
            F             Operating Plan
            G             Option Shares

            COMPANY'S
            SCHEDULES     DESCRIPTION

            2.0           Exceptions to Representations and Warranties
            2.5.1         Real and Personal Property Interests
            2.5.2         Leases and Agreements
            2.5.3         Licenses, Permits and Other Instruments
            2.5.4         Collective Bargaining Agreements and Other Agreements and
                          Contracts
            2.5.5         Copyrights, Patents, Trademarks, etc.
            2.5.6         Instruments, Agreements and Arrangements Evidencing Borrowing
            2.5.7         Insurance Policies
            2.5.8         Contracts
            2.5.9         Banks and Accounts
            2.5.10        Litigation and Proceedings
            2.5.11        Consents and Approvals
            2.13          Compliance
            2.14          Absence of Changes
            2.16          Exceptions to Proprietary Information Representation
            2.17          Restricted Stock Purchase and Option Agreements
            5.6           Insurance
            6.2           Employment of Company Employees

         12 HEADINGS. The headings of the sections and subsections contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.




                                      21.

         13 COUNTERPARTS. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

The parties have executed this Agreement as of the date first written above or as otherwise indicated.

VERITY, INC.                            64K INCORPORATED


------------------------------          -----------------------------------
Authorized Signature                    Authorized Signature


------------------------------          -----------------------------------
Printed Name                            Printed Name


------------------------------          -----------------------------------
Title                                   Title


------------------------------          -----------------------------------
Date                                    Date




                                      22.

SHAREHOLDERS:



------------------------------          -----------------------------------
KURT BROWN                              PATRICK GAINER


------------------------------          -----------------------------------
Printed Name                            Printed Name


------------------------------          -----------------------------------
Date                                    Date





------------------------------          -----------------------------------
MANISH MEHTA                            SURENDRA VERMA


------------------------------          -----------------------------------
Printed Name                            Printed Name


------------------------------          -----------------------------------
Date                                    Date





------------------------------
GEOFFREY PEDDLE


------------------------------
Printed Name


------------------------------
Date





                                      23.